Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 2, 2018 related to the consolidated financial statements of One Horizon Group, Inc. (the “Company”) as of and for the years ended December 31, 2017 and 2016 which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 in the Company’s Registration Statement on Form S-3 (Registration No. 333-222295).

/s/ Cherry Bekaert LLP

Tampa, Florida

Dated: April 2, 2018